Exhibit 16.1

November 27, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F of SuperCom LTD. , dated November 27, 2020, and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

 Very truly yours,

/s/ Rosenberg Rich Baker Berman P.A.